EXHIBIT 10.3

          DESCRIPTION OF COMPENSATION PAYABLE TO NON-EMPLOYEE DIRECTORS

        The non-employee directors of Endwave Corporation (the "Company") will receive for fiscal year 2007 and thereafter, until changed by the Board of Directors, fees for service on the Company's Board of Directors as listed in the table below. The members of the Board of Directors are also eligible for reimbursement for travel expenses incurred in connection with attendance at Board of Directors and committee meetings in accordance with Company policy.

BOARD MEMBERSHIP FEES PAYABLE TO NON-EMPLOYEE DIRECTORS
--------------------------------------------------------------
Non-Employee Director Annual Retainer                            $   20,000
Board Chair Annual Retainer                                      $   10,000
Audit Committee Chair Annual Retainer                            $   16,000
Audit Committee Member Annual Retainer                           $    6,000
Compensation Committee Chair Annual Retainer                     $    8,000
Compensation Committee Member Annual Retainer                    $    3,000
Nominating and Governance Committee Chair Annual Retainer        $    3,000
Nominating and Governance Committee Member Annual Retainer       $        0
Board Meeting Fee (in person)                                    $    1,000
Board Meeting Fee (telephonic)                                   $        0
Committee Meeting Fee (in person)                                $        0
Committee Meeting Fee (telephonic)                               $        0

        Non-employee directors are eligible to receive automatic option grants made under the Company's 2000 Non-Employee Director Plan and the Company's 2000 Equity Incentive Plan. Pursuant to these plans, each non-employee director is granted an option, referred to as an initial option, to purchase 20,000 shares of common stock automatically upon his or her initial election or appointment to the Board of Directors. Each non-employee director is also granted an option, referred to as an annual option, to purchase an additional 6,000 shares of common stock each year after his or her election or appointment to the Board of Directors. Prior to 2006, annual options were granted following the date of our annual meeting of stockholders. In 2006 and for future years, such option is granted on May 1. In either case, if any non-employee director has not served in that capacity for the entire period since the preceding grant date, then the number of shares subject to the annual grant will be reduced, pro rata, for each full quarter the director did not serve during the previous period. All such options expire after ten years and have an exercise price equal to the fair market value on the date of grant. All such options granted prior to February 2005, and all initial options granted thereafter, vest over four years at the rate of 1/48 of the total option shares per month. Annual options granted after February 2005 vest over two years at the rate of 1/24 of the total option shares per month. The Company's non-employee directors are also eligible to participate in the Company's 2000 Equity Incentive Plan on a discretionary basis.